EXECUTION VERSION

PICA FSS ADMINISTRATIVE SERVICES AGREEMENT

dated as of April 1, 2022 between
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

and

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

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TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.1    Definitions    1
Section 1.2    Rules of Construction    6
ARTICLE II APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES    6
Section 2.1    Appointment    6
Section 2.2    Ceding Company Actions    7
Section 2.3    Provision of Services Subject to the Transitional Services Agreement. 7 Section 2.4    Power of Attorney    7
Section 2.5    Notification of Interested Parties    8
Section 2.6    Ongoing Communications    8
Section 2.7    Coordinators    8
ARTICLE III NEW INSURANCE POLICIES AND RENEWALS    9
Section 3.1    Authority    9
Section 3.2    Ceding Company Licenses; Certain Actions    10
Section 3.3    Termination of Authority    10
ARTICLE IV SERVICES PROVIDED BY ADMINISTRATOR    10
Section 4.1    Services    10
Section 4.2    Subcontracting    11
Section 4.3    Standards and Licenses    11
Section 4.4    Decision Authority    12
Section 4.5    Non-Guaranteed Elements    12
Section 4.6    Collection of Separate Account Additional Consideration    12
Section 4.7    Product Filings    12
Section 4.8    Compliance of the Reinsured Policies and Separate Accounts    12
Section 4.9    Producer Payments    13
Section 4.10    Additional Covenants of the Ceding Company    13
Section 4.11    Access and Control of Separate Accounts    15
Section 4.12    Synthetic GIC Wrap Modifications    16
ARTICLE V FEES FOR SERVICES    16
Section 5.1    Fees for Services    16
Section 5.2    Expense Reimbursement    16
ARTICLE VI REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS    16
Section 6.1    Reports    16
Section 6.2    Books and Records and Access to Books and Records    18
Section 6.3    Bank Accounts    20
Section 6.4    Remittances    20
Section 6.5    Premium Tax, Escheat and Unclaimed Property Liabilities and Guaranty Association Accountings    20
ARTICLE VII INABILITY TO PERFORM SERVICES    21
Section 7.1    Inability to Perform Services    21
Section 7.2    Errors    22
ARTICLE VIII COMPLAINTS AND LEGAL ACTIONS    22
Section 8.1    Regulatory Complaints    22

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Section 8.2    Defense of Regulatory Complaints    22
Section 8.3    Other Actions    23
Section 8.4    Notice to Administrator    24
Section 8.5    Participation    24
Section 8.6    Defense of Actions    24
Section 8.7    Cooperation    25
ARTICLE IX DURATION; TERMINATION    25
Section 9.1    Duration    25
Section 9.2    Termination    25
Section 9.3    Survival    26
ARTICLE X PERSONAL INFORMATION; PRIVACY AND DATA SECURITY    26
Section 10.1    Personal Information    26
Section 10.2    Privacy and Data Security    26
ARTICLE XI DISASTER RECOVERY    27
Section 11.1    Disaster Recovery    27
ARTICLE XII INDEMNIFICATION    27
Section 12.1    Indemnification by the Ceding Company    27
Section 12.2    Indemnification by the Administrator    27
Section 12.3    No Duplication; Exclusive Remedy    28
Section 12.4    Limitation on Set-off    28
Section 12.5    Relationship with Reinsurance Agreement    28
ARTICLE XIII COOPERATION    28
Section 13.1    Cooperation    28
ARTICLE XIV TRADEMARK LICENSE    28
Section 14.1    Agreements Regarding Use of the Seller Marks    28
ARTICLE XV INSURANCE COVERAGE    28
Section 15.1    Insurance    28
ARTICLE XVI MISCELLANEOUS PROVISIONS    29
Section 16.1    Notices    29
Section 16.2    Entire Agreement    29
Section 16.3    Specific Performance    30
Section 16.4    No Third-Party Beneficiaries    30
Section 16.5    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    30
Section 16.6    Severability    31
Section 16.7    Assignment    31
Section 16.8    Waiver and Amendment    32
Section 16.9    Counterparts    32
Section 16.10    Relationship    32
Section 16.11    Treatment of Confidential Information    32
Section 16.12    No Additional Rights, Remedies or Obligations    33

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SCHEDULES
Schedule I    Services Schedule II    Seller Marks
Schedule III    Required Insurance Coverages Schedule IV    Subcontractors
Schedule V    Synthetic GIC Wraps
Schedule VI    Commingled Separate Account Services

Schedule 2.2    Ceding Company Actions Schedule 6.1    Reporting Deadlines Schedule 10.2 Privacy Policies

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THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on April 1, 2022, by and between The Prudential Insurance Company of America, a New Jersey-domiciled life insurance company (the “Ceding Company”), and Great- West Life & Annuity Insurance Company, a Colorado-domiciled life insurance company (the “Administrator”). For purposes of this Agreement, the Ceding Company and the Administrator shall each be deemed a “Party.”

RECITALS

WHEREAS, Prudential Financial, Inc. and the Administrator have entered into that certain Master Transaction Agreement dated as of July 20, 2021 (as amended, the “Master Transaction Agreement”);

WHEREAS, pursuant to that certain Reinsurance Agreement, dated as of the date hereof (the “Reinsurance Agreement”), by and between the Ceding Company and the Administrator, the Ceding Company has agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator has agreed to accept and reinsure, one hundred percent (100%) of the General Account Liabilities on a coinsurance basis and one hundred percent (100%) of the Separate Account Liabilities on a modified coinsurance basis;

WHEREAS, the Ceding Company wishes to appoint the Administrator to provide administrative and other services with respect to the Administered Business, and the Administrator desires to provide such administrative services and other services in consideration for the Ceding Company entering into the Reinsurance Agreement;

WHEREAS, the Ceding Company and the Administrator have entered into a Transitional Services Agreement concurrently with this Agreement (the “Transitional Services Agreement”); and

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Administrator to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Administrator agree as follows:

ARTICLE I DEFINITIONS

Section 1.1    Definitions. The following terms have the respective meanings set forth below throughout this Agreement:
“Accounting Period” has the meaning set forth in the Reinsurance Agreement. “Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Entity or arbitrator or arbitration panel or similar Person or body.

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Agreement.

“Additional Consideration” has the meaning set forth in the Reinsurance

“Administered Business” means the business of the Ceding Company associated with and including the Reinsured Policies, the Separate Accounts and the Reinsured Risks.

“Administrative Services Agreement (New York)” has the meaning set forth in the Master Transaction Agreement.

“Administrator” has the meaning set forth in the Preamble.

“Administrator Indemnified Parties” has the meaning set forth in Section 12.1. “Affiliate” has the meaning set forth in the Reinsurance Agreement. “Agreement” has the meaning set forth in the Preamble.
“Annual Adjustment” has the meaning set forth in Section 6.5(c). “Bank Accounts” has the meaning set forth in Section 6.3(a).
“Business Day” has the meaning set forth in the Reinsurance Agreement. “Ceding Company” has the meaning set forth in the Preamble.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 12.2.

“Ceding Company Services” means (a) any actions the Ceding Company is required by applicable Law to take without the Administrator or a Subcontractor acting on its or their behalf, if any, but only to the extent such actions are to be taken from and after the Closing, related to the Administered Business and would otherwise constitute a Service, (b) any actions that do not exclusively relate to the Administered Business and are performed on the entity level, such as certain accounting reports, Tax Returns, guaranty fund reports, unclaimed property pre- filing search letters and filings, actuarial reports, and other reports and certifications (but in each instance, if and to the extent relevant, based on information and statements provided by the Administrator as contemplated therein), and (c) such other services as the Parties may agree.

“Commingled Separate Accounts” has the meaning set forth in the Reinsurance
Agreement.

“Confidential Information” means, with respect to any Party, any information provided by, made available by or obtained on behalf of such Party, its Affiliates, members, licensors, consultants, service providers, advisors or agents (a) that is identified in writing at the time of disclosure as confidential or proprietary, or (b) that, based on the circumstances under which it was disclosed, a reasonable person would believe to be confidential or proprietary. Confidential Information may include trade secrets; pricing data; employee information; customer personal information; cost information; supplier information; financial and tax matters; third-party contract terms; inventions; know-how; processes; methods; models; technical

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information; schedules; code; ideas; concepts; data; software and business plans (regardless of whether such information is identified as confidential).

“Contract” means any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Coordinator” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in the Reinsurance Agreement. “FSS Business” has the meaning set forth in the Master Transaction Agreement.
“Fund” means an underlying mutual fund or other pooled investment vehicle in which a Separate Account invests in connection with the Administered Business.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Account Liabilities” has the meaning set forth in the Reinsurance

Agreement.

“General Account Reserves” has the meaning set forth in the Reinsurance Agreement.

“Governmental Entity” has the meaning set forth in the Reinsurance Agreement.
“Investment Product Agreement” means any participation agreement, subscription agreement, investment management agreement, stable value agreements or other similar or related Contract or other enforceable arrangement between the Ceding Company or its Affiliates, on the one hand, and any Investment Product Provider, on the other hand, relating to the investments of the Separate Accounts (for clarity, the Funds and managed Separate Accounts available for investment under the Reinsured Policies) or pursuant to which the Ceding Company or its Affiliates receives any revenue sharing fees, service fees, 12b-1 fees, distribution fees or similar fees with respect to the Separate Account.

“Investment Product Provider” means the Funds and their respective investment advisers, underwriters and distributors; the Managed Account Advisers; and any bank or other financial institution that provides stable value protection under stable value agreements.

“Law” has the meaning set forth in the Reinsurance Agreement. “Losses” has the meaning set forth in the Master Transaction Agreement.
“Managed Account Adviser” means an investment adviser to a managed Separate
Account.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

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“New Business Period” means the period commencing at the Closing Date and ending on the New Business Termination Date.

“New Business Termination Date” means 11:59:59 p.m. New York time on the date that is twelve (12) months after the Closing Date.

“New Insurance Policies” has the meaning set forth in the Reinsurance
Agreement.

“Non-Guaranteed Elements” has the meaning set forth in the Reinsurance
Agreement.

“Party" has the meaning set forth in the Preamble.

“Permit" has the meaning set forth in the Master Transaction Agreement.

“Person” has the meaning set forth in the Reinsurance Agreement.

“Personal Information” means any information from which an individual Person can be identified, the collection, retention, use or disclosure of which is subject to Applicable Law with respect to data privacy or data protection.

“Policies” has the meaning set forth in the Reinsurance Agreement.

“Policy Liabilities” has the meaning set forth in the Reinsurance Agreement. “Policyholder” has the meaning set forth in the Reinsurance Agreement.
“Post-Inception Date Assessments” has the meaning set forth in Section 6.5(a). “Premiums” has the meaning set forth in the Reinsurance Agreement. “Premium Tax Credits” has the meaning set forth in Section 6.5(c). “Producer” has the meaning set forth in the Reinsurance Agreement.
“Producer Agreement” has the meaning set forth in the Reinsurance Agreement. “Producer Payments” has the meaning set forth in the Reinsurance Agreement. “Quarterly Accountings” has the meaning set forth in Section 6.5(a). “Quarterly Assessment Accounting” has the meaning set forth in Section 6.5(a).
“Quarterly Premium Tax Accounting” has the meaning set forth in Section 6.5(a). “Reinsurance Agreement” has the meaning set forth in the Recitals.

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“Reinsurance Agreement (New York)” has the meaning set forth in the Master Transaction Agreement.
“Reinsured Policies” has the meaning set forth in the Reinsurance Agreement. “Reinsured Risks” has the meaning set forth in the Reinsurance Agreement. “Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“SAP” has the meaning set forth in the Reinsurance Agreement. “Seller Marks” has the meaning set forth in Section 14.1.
“Separate Account Liabilities” has the meaning set forth in the Reinsurance
Agreement.

“Separate Account Statutory Reserves” has the meaning set forth in the
Reinsurance Agreement.

“Separate Accounts” has the meaning set forth in the Reinsurance Agreement. “Services” has the meaning set forth in Section 4.1.
“Specified Commingled Separate Account” has the meaning set forth in the Reinsurance Agreement.

“Subcontractor” has the meaning set forth in Section 4.2.

“Synthetic GIC Wraps” means the Reinsured Policies that are the stable value wrap Policies issued by the Ceding Company in connection with a synthetic guaranteed investment Contract arrangement related to the FSS Business and listed on Schedule V.

“Transaction Agreements” means the Master Transaction Agreement, the Reinsurance Agreement, the Reinsurance Agreement (New York), the Trust Agreement, the Trust Agreement (New York) and the Administrative Services Agreement (New York).
“Transitional Services Agreement” has the meaning set forth in the Recitals. “Triggering Event” has the meaning set forth in the Reinsurance Agreement. “Trust Agreement” means that certain Collateral Trust Agreement, dated as of the date hereof, by and among the Administrator, as grantor, the Ceding Company, as beneficiary, and The Bank of New York Mellon, as trustee.

“Trust Agreement (New York)” means that certain Collateral Trust Agreement, dated as of the date hereof, by and among the Administrator, as grantor, Great-West Life &

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Annuity Insurance Company of New York, as beneficiary, and The Bank of New York Mellon, as trustee.

Section 1.2 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the Preamble, Recitals, Articles, Sections, paragraphs, Exhibits and Schedules are references to the Preamble, Recitals, Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;
(h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and (k) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.

ARTICLE II
APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.1 Appointment. The Ceding Company hereby appoints the Administrator as of the Effective Time as its exclusive agent to provide, at the Administrator’s sole expense (except to the extent expressly set forth herein), on the terms and subject to the limitations and conditions set forth herein, the Services and the Administrator hereby accepts such appointment and agrees to perform the Services at and following the Effective Time on behalf of and in the name of the Ceding Company. At all times during the term of this Agreement, the Administrator shall hold and maintain any and all licenses, permits and authorizations from Governmental Entities required to perform its duties and obligations under this Agreement on behalf of the Ceding Company. The intention of the Parties hereto is that the Administrator shall perform all Services in such a manner as to minimize the involvement of the Ceding Company and its Affiliates, subject to (a) the Transitional Services Agreement and
(b) any Ceding Company Services.

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Section 2.2 Ceding Company Actions. The Parties hereby agree that, notwithstanding anything herein to the contrary, the Ceding Company shall, for the term of this Agreement, continue to take those actions that constitute Ceding Company Services, including those set forth on Schedule 2.2, in accordance with applicable Law and at Ceding Company’s sole cost and expense, and that the Administrator shall have no obligation to provide Ceding Company Services; provided, that the Administrator shall be obligated to provide Services to the Ceding Company that the Administrator is permitted to take under applicable Law that are necessary to allow the Ceding Company to perform the Ceding Company Services. The Ceding Company shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, the Ceding Company Services hereunder to the extent the performance of such Ceding Company Services is reasonably dependent upon Services or the performance by Administrator or its Affiliates of their obligations under the Transaction Agreements that have not been performed. To the extent either Party becomes aware of any actions that such party reasonably believes constitute Ceding Company Services and are not set forth on Schedule 2.2, such Party shall give the other Party notice of such actions, and the Parties shall cooperate in good faith to determine if such actions should constitute Ceding Company Services and, if agreed, shall update Schedule 2.2 to reflect such actions. For the avoidance of doubt, the Administrator, with the reasonable cooperation of the Ceding Company, will prepare in a timely manner the forms of any documentation required for the Ceding Company or its Affiliates to comply with Law applicable to the Ceding Company Services.

Section 2.3 Provision of Services Subject to the Transitional Services Agreement. To the extent any Service is provided by the Ceding Company or its Affiliates pursuant to the Transitional Services Agreement, the Administrator shall not be obligated to provide such Service pursuant hereto until the Ceding Company’s or its Affiliate’s obligation to provide such Service pursuant to the Transitional Services Agreement has terminated in accordance with the terms thereof. If the Administrator relies on a service that is provided by the Ceding Company or its Affiliate pursuant to the Transitional Services Agreement to provide a Service hereunder, and the Ceding Company or its Affiliate has failed to provide the applicable required service or satisfy the applicable obligation under the Transitional Services Agreement, then such nonperformance by the Administrator of any such Service or other obligation shall not be deemed to be a breach of this Agreement, shall not create liability for the Administrator under this Agreement, and the provisions of Section 13.2 shall be inapplicable thereto; provided that the Administrator shall be obligated to provide any such Service, as applicable, and perform any such obligation in accordance with the terms of this Agreement following the cure or remediation of any such failure of the Ceding Company or its Affiliates to provide to the Administrator the applicable services required to be provided under the Transitional Services Agreement.

Section 2.4 Power of Attorney. Subject to the terms and conditions set forth herein, the Ceding Company hereby appoints and names the Administrator, acting through its authorized officers and employees, as the Ceding Company’s lawful attorney-in-fact, from and after the Effective Time for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that the Ceding Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Ceding Company’s obligations with

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respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Ceding Company, when necessary) against any liability arising from or relating to the Administered Business, (iii) to sue or defend (in the name of the Ceding Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all sums due or payable to the Ceding Company in respect of the Administered Business,
(v)to sign (in the Ceding Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) to make rate and form filings to the extent permitted under Section 4.7, (vii) to take actions necessary, as may be reasonably determined, to maintain the Reinsured Policies and the Separate Accounts in compliance with applicable Law, (viii) to perform any and all of the Ceding Company’s obligations, and to exercise any and all of the Ceding Company’s actions, with respect to the Investment Product Agreements and to take all other actions necessary or appropriate in connection with the administration thereof, and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement. The Ceding Company shall execute such powers of attorney and other documents as may be required, necessary or appropriate in furtherance of the foregoing and such additional powers of attorneys and other necessary or appropriate documents in respect of Affiliates of the Ceding Company and other Subcontractors as contemplated by Section 4.2.

Section 2.5 Notification of Interested Parties. The Administrator shall send to Policyholders of the Administered Business and any other applicable service providers, custodians, Producers or other counterparties to the extent required by applicable Law or otherwise as agreed by the Ceding Company and the Administrator, a written notice prepared by the Administrator and reasonably acceptable to the Ceding Company, advising that the Administrator has been appointed by the Ceding Company to provide the Services. The Administrator shall send such written notice at its own expense, by first class U.S. mail, overnight delivery service or electronic mail, at a time and in a manner reasonably acceptable to the Ceding Company in all events in accordance with Applicable Law.

Section 2.6 Ongoing Communications. The Ceding Company stationery may be used for all communications with Policyholders of the Administered Business and all other Persons in respect of the Administered Business and the Services. The Ceding Company shall cooperate with the Administrator in connection with the use of the Ceding Company stationery by the Administrator as required pursuant to this Section 2.6, including by providing sample forms (both hard copies and electronic copies) of the Ceding Company stationery to be used in such communications. The Administrator shall not be required to incur any incremental costs or expenses to comply with this Section 2.6 to the extent any changes are required to the Ceding Company’s stationery as a result of changes made by the Ceding Company to its name and trademarks, logos or otherwise and the Ceding Company shall reimburse the Administrator for any such incremental costs and expenses resulting therefrom.

Section 2.7 Coordinators. As of the Effective Time, each of the Parties shall appoint and provide written notice to the other Party pursuant to Section 16.1 of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and whom will serve as such Party's primary contact point with respect to issues that may arise out of the performance of this Agreement (each, a “Coordinator”). The Parties may replace their respective Coordinator by giving notice pursuant

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to Section 16.1 to the other Party stating the name, title and contact information for the new Coordinator. Subject to Section 8.7, each Coordinator will have responsibility on behalf of its respective Party to communicate and coordinate with the other Coordinator with respect to this Agreement. The Parties shall cause the Coordinators to meet, either in person or telephonically, at least once quarterly, or more frequently if mutually agreed upon, to discuss the status of the Services and to manage open issues related to this Agreement and performance hereunder. In the event there is any open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable best efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.

ARTICLE III
NEW INSURANCE POLICIES AND RENEWALS

Section 3.1    Authority.

(a)The Ceding Company hereby authorizes and grants the Administrator the exclusive authority to (i) sell and issue in the name of the Ceding Company binders, endorsements, riders, policies and certificates constituting New Insurance Policies in the Ceding Company’s name, and (ii) renew in the name of the Ceding Company Reinsured Policies as contemplated in the Reinsurance Agreement. Subject to the Reinsurance Agreement and in accordance with the terms thereof, all New Insurance Policies shall be automatically ceded (effectively immediately upon issuance thereof) by the Ceding Company to the Administrator (in its capacity as “Reinsurer” under the Reinsurance Agreement, and reinsured by the Administrator (in its capacity as “Reinsurer” under the Reinsurance Agreement) in accordance with the terms of the Reinsurance Agreement.

(b)The Administrator shall have the sole and exclusive right to make decisions with respect to the issuance of New Insurance Policies and the renewal of Reinsured Policies in accordance with Section 3.1(a) and the non-renewal, reinsurance, cancellation or termination of Reinsured Policies, in each case, subject to compliance with applicable Law and the terms and conditions set forth in the applicable Reinsured Policies, the Reinsurance Agreement and this Agreement.

(c)With regard to the exclusive authority and rights of the Administrator set forth in Section 3.1(a) and Section 3.1(b), the Administrator shall assume all responsibility and bear all costs incurred from and after the Closing Date in respect of (i) all underwriting with respect to the renewal of Reinsured Policies, (ii) the processing of transactions applicable to the effectuation, renewal, non-renewal or termination of the Reinsured Policies,
(iii) providing all notices of non-renewal or termination by the Ceding Company, and (iv) all other administrative obligations with respect to the effectuation, renewal, non-renewal or termination of the Reinsured Policies.

(d)Notwithstanding the foregoing, the Administrator shall have, and nothing in this Section 3.1 in any way limits, the right and ability to add new participants to the Reinsured Policies to the extent not prohibited pursuant to the terms of such Reinsured Policies.

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Section 3.2    Ceding Company Licenses; Certain Actions.    The Ceding Company shall:

(a)maintain all Permits required under applicable Law to enable the Administrator and its applicable Affiliates to renew Reinsured Policies and write New Insurance Policies on the paper of the Ceding Company;

(b)refrain from amending or surrendering any insurance Permits of the Ceding Company necessary or required to renew the Reinsured Policies or issue New Insurance Policies;

(c)for the duration of this Agreement, cooperate with the Administrator in making filings for amendments to policy forms or policy rates, including any application, endorsement or rider, applicable to the Reinsured Policies; provided that the Administrator reimburses the Ceding Company’s reasonable out-of-pocket costs and expenses related to such assistance and cooperation;

(d)for the duration of this Agreement, cooperate with the Administrator in making policy form and rate filings with, and obtaining the approval (or deemed approval) of, the applicable insurance Governmental Entity in all jurisdictions in which the Ceding Company is licensed to conduct the Administered Business, in each case, as necessary to effect the transition of the Administered Business from approved policy forms and rates of the Ceding Company to approved policy forms and rates of the Administrator or an insurance company Affiliate of the Administrator; provided that the Administrator shall reimburse the Ceding Company’s reasonable out-of-pocket costs and expenses related to such assistance and cooperation; and

(e)for the duration of this Agreement, maintain all Permits required under applicable Law to enable the Administrator to administer the Administered Business.

Section 3.3 Termination of Authority. The authority granted to the Administrator under Section 3.1(a) may be terminated by the Ceding Company, upon written notice to the Administrator: (a) in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against the Administrator proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; (b) in the event that the Reinsurance Agreement is terminated or the Administrator is unable, as reinsurer under the Reinsurance Agreement, to reinsure New Insurance Policies under the Reinsurance Agreement; (c) upon the occurrence of continuation of a Triggering Event; or
(d)in the event the Ceding Company exercises its recapture rights under the Reinsurance Agreement.

ARTICLE IV
SERVICES PROVIDED BY ADMINISTRATOR

Section 4.1    Services.    During the term of this Agreement and except as otherwise provided in the Transitional Services Agreement or in Section 2.3 of this Agreement,

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the Administrator shall provide, at its sole expense (except to the extent expressly set forth herein), all required, necessary or appropriate services for the administration, handling and performance of the Administered Business, including all administrative and other services currently provided by the Ceding Company or its Affiliates with respect to the Administered Business, and any other services that are reasonably required, necessary or appropriate under applicable Law, the terms of the Reinsured Policies or otherwise in connection with the administration of the Administered Business, but excluding Ceding Company Services and those services to be provided by the Ceding Company and its Affiliates pursuant to the terms of the Transitional Services Agreement for such time as such services are obligated to be provided by the Ceding Company and its Affiliates in accordance with the Transitional Services Agreement (collectively, the “Services”). Without limiting the generality of the foregoing, the Services provided by the Administrator hereunder shall include the Services set forth on Schedule I hereto. Notwithstanding anything herein to the contrary, the Ceding Company shall be responsible for the performance of all Ceding Company Services.

Section 4.2 Subcontracting. Administrator shall not subcontract to any Person for the performance of any Services that Administrator is to provide hereunder without the prior written approval of the Ceding Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that without the Ceding Company’s prior written consent, the Administrator may subcontract to (i) any Affiliate of the Administrator; (ii) on a continuous basis from and after the Closing, any subcontractor that was providing such service to the Ceding Company immediately prior to the Closing; (iii) any subcontractor to which the Administrator or an Affiliate subcontracts the same or similar services for the same or similar business administered for its own account, provided that the Administrator provides written notice to the Ceding Company; (iv) any subcontractor providing information technology services to the Administrator whether in the form of hardware or software computer services; or (v) any of the Persons identified on Schedule IV (each such subcontracting party, a “Subcontractor”); provided, further, that no subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such Services as if provided by the Administrator. The Ceding Company retains the right to perform appropriate due diligence on proposed sub-contractors prior to granting or withholding approval. Unless specifically agreed in writing by the Ceding Company, such agreement not to be unreasonably withheld, conditioned or delayed, neither Subcontractors nor their personnel shall have the power or authority to act as agent or attorney-in-fact of the Ceding Company or bind the Ceding Company in any way; provided that the Ceding Company agrees to grant any Affiliate of the Administrator a power of attorney as reasonably requested to perform the Services.

Section 4.3    Standards and Licenses.

(a)In accordance with the terms of this Agreement, the Administrator shall perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances,
(ii) in accordance with (A) the terms and conditions of the Reinsured Policies and the Separate Accounts and (B) all applicable Laws and (iii) subject to the foregoing, with a level of attentiveness substantially comparable or higher to that which the Administrator exercises in the execution of services similar to the Services on its own behalf and for third parties.

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(b)For the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, as an independent contractor, employ and retain, or contract for, staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 4.3(a) and using the Administrator’s or its relevant Affiliates’ facilities, systems and equipment, except for such facilities, systems and equipment as are provided to the Administrator pursuant to the Transitional Services Agreement.

(c)The Administrator shall not be liable to the Ceding Company for any acts, errors or omissions in performing the Services to the extent such acts, errors or omissions (i) were directed by the Ceding Company in writing or (ii) resulted from the Ceding Company’s or its Affiliates’ acts, errors or omissions under the Transitional Services Agreement.

Section 4.4 Decision Authority. Notwithstanding anything in this Agreement to the contrary, the Ceding Company shall have the right to direct the Administrator to take any action, or to refrain from taking any action in connection with, and shall retain the authority to make all final decisions with respect to, the performance of the Services, in each case, to the extent necessary to comply with applicable Law; provided, that in exercising such right, the Ceding Company shall act in good faith, taking into account the intent of the parties to, and the stated purposes of, this Agreement and the Transaction Agreements.

Section 4.5 Non-Guaranteed Elements. Non-Guaranteed Elements shall be set in accordance with the Reinsurance Agreement, subject to the receipt of any approval from the independent board of directors of any Separate Account as required by the Investment Company Act of 1940 or otherwise, as applicable.

Section 4.6 Collection of Separate Account Additional Consideration. The Administrator, on behalf of the Ceding Company, shall (a) transfer to each applicable Separate Account any Additional Consideration attributable to such Separate Account and (b) pay any amounts to be paid out of each Separate Account in accordance with the terms of the applicable Reinsured Policy. If any Additional Consideration attributable to a Separate Account is received by the Ceding Company, such amounts shall be paid to the Administrator for deposit into such Separate Account. If any Additional Consideration not attributable to a Separate Account is received by the Ceding Company, such amounts shall be paid to the Administrator in accordance with the Reinsurance Agreement.

Section 4.7 Product Filings. The Administrator shall have the exclusive authority to make filings with respect to the Reinsured Policies with applicable Governmental Entities, in the name of and on behalf of the Ceding Company, to apply for amendments to any policy form, including any application, endorsement or rider; provided that the Administrator shall deliver to the Ceding Company, copies of any filings it makes with Governmental Entities relating to the Reinsured Policies prior to making such filings. The Ceding Company shall cooperate with the Administrator in seeking approval of any reasonable filing made pursuant to this Section 4.7.

Section 4.8 Compliance of the Reinsured Policies and Separate Accounts. The Ceding Company and the Administrator agree to cooperate fully with each other and any

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Governmental Entities in maintaining the Reinsured Policies and the Separate Accounts in compliance in all material respects with applicable Law. If the Administrator determines that any of the Reinsured Policies or the Separate Accounts are not in material compliance with applicable Law, the Administrator shall so notify the Ceding Company and, in consultation with the Ceding Company, and subject to performance by the Ceding Company of any Ceding Company Services, take whatever action is reasonably necessary to bring such Reinsured Policies or Separate Accounts into compliance with applicable Law; provided that, if such action requires correspondence, communication or filings with, or approval of, a Governmental Entity, the Administrator shall, in the case of any such written correspondence, communication or filing, provide its proposed correspondence, communication or filing to the Ceding Company for its prior review and approval (which shall not be unreasonably withheld), and which shall be deemed to have been given unless the Administrator receives notice of objection to such proposed writing within five (5) Business Days after receipt of such proposed writing by the Ceding Company and, in the case of all other correspondence or communication, give the Ceding Company a reasonable opportunity to participate, to the extent permitted by the relevant Governmental Entity. Subject to the foregoing sentence, the Administrator shall prepare any necessary amendments to such Reinsured Policies and shall prepare any necessary filings for the purpose of obtaining the approval of Governmental Entities for such amendments. Unless otherwise directed by the Ceding Company, the Ceding Company shall provide the Administrator with all access codes and other authorizations necessary to enable it to make such filings on the Ceding Company’s and the Separate Accounts’ behalf.

Section 4.9 Producer Payments. In accordance with Section 2.8 of the Reinsurance Agreement, the Administrator hereby assumes any and all liabilities and obligations of the Ceding Company to make, and agrees that it shall be financially responsible for, all Producer Payments constituting Policy Liabilities due in respect of premiums collected and received with respect to the Reinsured Policies. The Ceding Company hereby designates the Administrator as “paying agent” to make such Producer Payments directly to the applicable Producers from and after the Effective Time in accordance with and subject to the terms herein. The Ceding Company shall not modify or amend, or waive any of its rights under any Producer Agreements that relate to any Reinsured Policies, agree to any discretionary terms thereunder or enter into any new agreements with any Producers with respect to any of the Reinsured Policies, in each case, except with the Administrator’s prior written consent or at the Administrator’s instruction. The Ceding Company shall act at the Administrator’s written direction and expense to exercise all rights of the Ceding Company relating to the Reinsured Policies under the terms of the Producer Agreements, including any rights to suspend or terminate Producer Payments to such Producers for any reason or cause set forth in the Producer Agreements, and the Ceding Company hereby transfers and assigns to the Administrator all of its rights under such Producer Agreements, but in each case only to the extent such rights thereunder relate to the Reinsured Policies; provided, however, that the Administrator shall indemnify and hold harmless the Ceding Company for losses, damages, costs and expenses arising out of any such action so directed by the Administrator and taken by the Ceding Company.

Section 4.10 Additional Covenants of the Ceding Company. Subject in all respects to the provisions of Section 5.15 of the Master Transaction Agreement:

(a)From and after the Effective Time, except as otherwise required to

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comply with applicable Law and subject to any applicable terms and conditions of the Reinsurance Agreement and the applicable Reinsured Policies, the Ceding Company shall (i) use reasonable best efforts to continue in-force the Investment Product Agreements to which it or any of its Affiliates is a party, to the extent relating to the Reinsured Policies; (ii) not voluntarily amend, modify or terminate any Investment Product Agreements (including with respect to any Fund option), to the extent related to the Reinsured Policies in any manner without the Administrator’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; (iii) not initiate or, without the prior written consent of the Administrator, voluntarily consent to any termination, modification or amendment of any Investment Product Agreement between the Ceding Company and an Investment Product Provider, to the extent related to the Reinsured Policies; (iv) cooperate in good faith with the Administrator’s efforts to amend, modify, limit, expand or otherwise alter or replace the Investment Product Agreements to the extent related to the Reinsured Policies in the manner reasonably requested by the Administrator; and (v) cooperate in good faith to facilitate the enforcement by the Administrator of all of the Ceding Company’s rights and the timely performance by the Administrator of all of the Ceding Company’s obligations under such agreements to the extent related to the Reinsured Policies. To the extent such knowledge does not originate with the Administrator, the Ceding Company shall provide the Administrator with prompt notice after the Ceding Company becomes aware of any proposal by any counterparty to any Investment Product Agreement to terminate any such Investment Product Agreement or to amend or reduce or increase any amounts payable under any such Investment Product Agreement with respect to the Reinsured Policies.

(b)From and after the Effective Time, subject to the receipt of any approval from the independent board of directors of any Separate Account as required by the Investment Company Act of 1940 or otherwise, as applicable, the Administrator may make recommendations to the Ceding Company as to investment options for the Separate Accounts (including the Specified Commingled Separate Account, but excluding the other Commingled Separate Accounts), including recommendations to (i) enter into new Investment Product Agreements with Investment Product Providers that the Ceding Company does not have existing agreements with as of the Effective Time, providing for such Investment Product Providers to make their Funds available as investment options within such Separate Accounts and (ii) make additional Funds or Fund share classes available as investment options within such Separate Accounts under Investment Product Agreements between the Ceding Company and Investment Product Providers, and the Ceding Company shall not unreasonably reject or delay such recommendations; provided that the Ceding Company shall not be required to take any action pursuant to this Section 4.10(b) to the extent that the Administrator may take such action pursuant to the power of attorney granted to the Administrator under Section 2.4. For the avoidance of doubt, subject to Section 4.10(c), the Ceding Company will control all investment options, including, but not limited to, the Investment Product Agreements, with respect to the Commingled Separate Accounts other than the Specified Commingled Separate Account.

(c)From and after the Effective Time, with respect to Commingled Separate Accounts that are not the Specified Commingled Account and that have assets related to the FSS Business in such Commingled Separate Accounts, the Ceding Company shall not, without providing prior written notice to the Administrator, enter into new Investment Product Agreements with Investment Product Providers that the Ceding Company does not have existing agreements with as of the Effective Time, providing for such Investment Product Providers to

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make their Funds available as investment options within such Commingled Separate Accounts.

Section 4.11    Access and Control of Separate Accounts.

(a)The Administrator shall be the exclusive administrator of the Separate Accounts (other than the Commingled Separate Accounts that are not the Specified Commingled Separate Account), and shall have the right, subject to the receipt of any approval from the independent board of directors of any Separate Account (other than the Commingled Separate Accounts that are not the Specified Commingled Separate Account) as required by the Investment Company Act of 1940 or otherwise, as applicable, to alter the terms and plan of operations of the Separate Accounts (other than the Commingled Separate Accounts that are not the Specified Commingled Separate Account) in accordance with the terms of such Separate Accounts, the Reinsured Policies and applicable Law. Except as expressly provided in this Agreement, the Ceding Company agrees not to control or access the Separate Accounts (other than the Commingled Separate Accounts that are not the Specified Commingled Separate Account). For the avoidance of doubt, the Ceding Company shall continue to be the exclusive administrator of the Commingled Separate Accounts that are not the Specified Commingled Separate Account.

(b)For the avoidance of doubt, the Ceding Company shall continue to be the exclusive administrator of the Commingled Separate Accounts that are not the Specified Commingled Separate Account, and to the extent such services relate to the FSS Business such services shall constitutes Ceding Company Services. The Ceding Company shall administer such Separate Accounts (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances,
(ii) in accordance with (A) the terms and conditions of the Reinsured Policies (as applicable) and such Separate Accounts and (B) all applicable Laws, and (iii) subject to the foregoing, with a level of attentiveness substantially comparable to that which the Ceding Company exercises in the administration of its other businesses. Without limiting the generality of the foregoing, the Ceding Company shall provide the services set forth in Schedule VI with respect to such Commingled Separate Accounts.

(c)During the term of this Agreement, upon any reasonable request from the Administrator or its Representatives, the Ceding Company shall (i) provide to the Administrator and its Representatives reasonable access during normal business hours to the books and records and other materials (including any such materials developed after the Effective Time by the Ceding Company or its Affiliates) in the possession or control of the Ceding Company pertaining solely to the portion of the Commingled Separate Accounts that constitute Reinsured Policies and the Ceding Company Services provided in respect of the portion of the Commingled Separate Accounts that constitute Reinsured Policies; provided that such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, and (ii) permit the Administrator and its Representatives to make copies of any such records, in each case at no cost to the Ceding Company or its Representatives (other than for reasonable out-of-pocket expenses). Nothing in this Section 4.11(c) shall require the Ceding Company to disclose any books, records or other materials to the Administrator or its Representatives (x) that relate to the portion of the Commingled Separate Accounts that do not constitute Reinsured Policies, (y) that relate to investment management services by an

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Investment Product Provider or (z) if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party) (it being understood that the Ceding Company shall use reasonable best efforts to enable such information to be furnished or made available to the Administrator or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract), or require the Ceding Company to disclose its tax records or any personnel or related records.

Section 4.12 Synthetic GIC Wrap Modifications. Notwithstanding any other provision of this Agreement or any other Transaction Agreement, including Section 5.34 of the Master Transaction Agreement, the Administrator shall act reasonably and reasonably consult with the Ceding Company in determining whether to consent to requests by owners, policyholders or beneficiaries under any Synthetic GIC Wraps to modify the investment policy for the investment assets subject to such Synthetic GIC Wraps, provided that the Ceding Company shall act reasonably, in good faith and on a timely basis in connection with such consultation and the Administrator shall have the final decision in any such matters.

ARTICLE V FEES FOR SERVICES

Section 5.1    Fees for Services. [REDACTED]. Section 5.2    Expense Reimbursement. [REDACTED].
ARTICLE VI
REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS

Section 6.1    Reports.

(a)As of and following the Effective Time, the Administrator shall provide data and prepare any reports reasonably requested by the Ceding Company in connection with the Administered Business to enable the Ceding Company to comply with any and all applicable Laws, including all statutory insurance reporting, tax reporting and SAP and GAAP financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Entity; provided that, with respect to GAAP reporting, the Administrator shall use commercially reasonable efforts to provide data and reports as requested by the Ceding Company (it being acknowledged and agreed that the Administrator shall have no obligation to determine reserves in accordance with GAAP or to

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prepare GAAP financials). Any reports required to be prepared by the Administrator shall be prepared and delivered on a timely basis in order for the Ceding Company to comply with any filing deadlines required by applicable Law or the terms of the Reinsured Policies, and, to the extent applicable but without limiting the foregoing, in accordance with the reporting deadlines set forth on Schedule 6.1. All such reports shall include such information as may reasonably be requested by the Ceding Company. Among other responsibilities and without limiting the generality of the foregoing:

(i)The Administrator shall promptly prepare and furnish to the Ceding Company or, at the Ceding Company’s request or as otherwise provided herein, the applicable Governmental Entity, all filings, submissions, reports and related summaries (including statistical summaries), certifications and other information required or requested by any Governmental Entity with respect to the Administered Business.

(ii)Within fifteen (15) Business Days after the end of each Accounting Period, the Administrator shall provide to the Ceding Company all statistical information reasonably required by the Ceding Company related to the General Account Reserves, Separate Account Statutory Reserves and Policy Liabilities required to be reported on the Ceding Company’s financial statements, tax returns and other SAP and (subject to the following sentence and the proviso in the first sentence of Section 6.1(a)) GAAP financial reports required by the Ceding Company’s auditors or any Governmental Entity related to the Reinsured Policies. The Administrator shall (i) use commercially reasonable efforts to provide to the Ceding Company data and information required by the Ceding Company in calculating GAAP reserves and in preparing GAAP financial reports, and (ii) within forty (40) days following the end of each calendar year, provide the results of annual asset adequacy analysis performed by the Administrator, using assumptions set by the Ceding Company for the Reinsured Policies and a certification as to the results, including a description of the method and assumptions, in compliance with then-current statutory guidelines and any applicable actuarial standards of practice. The Administrator shall also provide any reliance statements necessary to support the Ceding Company’s actuarial opinion, AAT memorandum, or other year-end filings, in compliance with then-current statutory regulations, actuarial guidelines and any applicable actuarial standards of practice. The Administrator shall provide such reports in such form and manner as may reasonably be requested by the Ceding Company.

(iii)No later than the fifteenth (15th) Business Day of each year, the Administrator shall provide to the Ceding Company a certification by the appointed actuary of the Reinsurer as to the General Account Reserves and Separate Account Statutory Reserves reported by the Administrator on behalf of the Reinsurer with respect to the Reinsured Policies. Not later than the fortieth (40th) day following the last day of each calendar year, the Administrator shall provide to the Ceding Company copies of tabular asset adequacy testing results pertaining to the Reinsured Policies.

(iv)The Administrator shall timely provide written notice to the Ceding Company of any material changes in the reserve basis or reserve methodology used in calculating the General Account Reserves and/or the Separate Account Statutory Reserves.

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(v)For so long as this Agreement remains in effect, upon reasonable notice, the Administrator shall from time to time use its reasonable best efforts to furnish to the Ceding Company such other reports and information related to the Administered Business as the Ceding Company may reasonably request for regulatory, tax or other reasonable business purposes; provided, that (i) the Ceding Company shall reimburse the Administrator for the reasonable costs and expenses incurred by the Administrator in the preparation of such reports, and (ii) the Administrator shall not be required to provide any proprietary information pursuant to this Section 6.1(a)(v).

(b)On a quarterly basis, (i) the Ceding Company shall prepare and provide to the Administrator a report containing a summary of any examinations or Actions initiated by a Governmental Entity or other Person with respect to which the Ceding Company has exercised its right to supervise and control the defense thereof in accordance with Section 8.2 or Section 8.6, in a form reasonably satisfactory to the Administrator; and (ii) the Administrator shall prepare and provide to the Ceding Company a report containing a summary of any pending or threatened in writing examinations or Actions initiated by a Governmental Entity or other Person relating to the Administered Business with respect to which the Ceding Company is controlling the defense thereof, in a form reasonably acceptable to the Ceding Company.

Section 6.2    Books and Records and Access to Books and Records.

(a)As of and following the Effective Time and subject to the Transitional Services Agreement, the Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions pertaining to the Administered Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Reinsured Policies and any documents relating thereto, any communications with any Governmental Entity, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in performance of the Services. All such books and records shall be maintained by the Administrator (i) in accordance with any and all applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies and (iii) in a format accessible by the Ceding Company and its Representatives. All original books and records with respect to the Administered Business (other than Transferred Books and Records as defined in the Master Transaction Agreement) shall be or remain the property of the Ceding Company; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement and shall be permitted to make, retain and use copies of such books and records.

(b)During the term of this Agreement, upon any reasonable request from the Ceding Company or its Representatives, the Administrator shall (i) provide to the Ceding Company and its Representatives reasonable access during normal business hours to the books and records and other materials (including any such materials developed after the Effective Time by the Administrator or its Affiliates) in the possession or control of the Administrator pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, and (ii) permit the Ceding Company and its Representatives to make copies of

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any such records, in each case, at no cost to the Administrator or its Representatives (other than for reasonable out-of-pocket expenses). Nothing in this Section 6.2(b) shall require the Administrator to disclose any books, records or other materials to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract, including by entering into a customary joint defense agreement or common interest agreement), or require the Administrator to disclose its tax records or any personnel or related records.

(c)During the term of this Agreement, upon any reasonable request from the Administrator or its Representatives, the Ceding Company shall (i) provide to the Administrator and its Representatives reasonable access during normal business hours to the books and records and other materials (including any such materials developed after the Effective Time by the Ceding Company or its Affiliates) in the possession or control of the Ceding Company pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, and (ii) permit the Administrator and its Representatives to make copies of any such records, in each case at no cost to the Ceding Company or its Representatives (other than for reasonable out-of-pocket expenses). Nothing in this Section 6.2(c) shall require the Ceding Company to disclose any books, records or other materials to the Administrator or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party) (it being understood that the Ceding Company shall use reasonable best efforts to enable such information to be furnished or made available to the Administrator or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract), or require the Ceding Company to disclose its tax records or any personnel or related records.

(d)The Administrator shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement. The Administrator shall back up all of its computer files relating to the Administered Business and otherwise used in the performance of the Services under this Agreement in accordance with the back up, business continuation and disaster recovery policies and procedures used by the Administrator in connection with the administration of insurance policies issued by the Administrator for the Administrator’s own business.

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(e)The Administrator shall reasonably cooperate with any Governmental Entity having jurisdiction over the Ceding Company in providing access to the books and records referenced in this Section 6.2.

Section 6.3 Bank Accounts. During the term of this Agreement, the Administrator may establish and maintain one or more accounts in the name of the Ceding Company with banking institutions, as necessary to allow the Administrator to provide the Services (the “Bank Accounts”). The Administrator shall have the exclusive authority over the Bank Accounts, including the exclusive authority to (i) designate the authorized signatories on the Bank Accounts, (ii)issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company and (iii) make withdrawals from the Bank Accounts in the name of the Ceding Company. The Ceding Company shall do all things reasonably necessary to enable and authorize the Administrator to open, maintain and access the Bank Accounts, including executing and delivering such depository resolutions and other documents as may be reasonably requested from time to time by the banking institutions; provided, that the Administrator shall reimburse the Ceding Company for any reasonable out-of-pocket costs and expenses incurred by the Ceding Company in connection with such efforts. The Ceding Company agrees that, without the Administrator’s prior written consent, the Ceding Company shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom. The Administrator shall provide and own all funds deposited in the Bank Accounts and be solely responsible for all fees, costs and expenses of the Bank Accounts, and in no event shall the Ceding Company have any obligation to provide funding for the Bank Accounts or be responsible for any fees, costs or expenses associated therewith. The Administrator shall ensure that the Bank Accounts are funded as necessary to satisfy its payment obligations under the Reinsurance Agreement and this Agreement.

Section 6.4 Remittances. If the Ceding Company or the Administrator or any of their respective Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any Transaction Agreement, the Ceding Company, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of the Administrator, the Ceding Company or the applicable Separate Account, as the case may be, endorse any such remittance to the order of the Ceding Company, the Administrator or the applicable Separate Account, as the case may be, and promptly, but in any event, within ten (10) Business Days of the date on which the Ceding Company, the Administrator or its applicable Affiliate identifies that it is not entitled to such remittance or other payment, transfer such remittance or other payment to the Ceding Company, the Administrator or to the applicable Separate Account, as the case may be.

Section 6.5 Premium Tax, Escheat and Unclaimed Property Liabilities and Guaranty Association Accountings.

(a)Quarterly Accountings. From and after the Effective Time, within thirty (30) Business Days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the Parties), the Ceding Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the Parties hereto (each, a “Quarterly Assessment Accounting”) setting forth the guaranty association amounts and escheat and unclaimed property liabilities assessed against or

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payable by the Ceding Company, to the extent that such assessments constitute Reinsured Risks (collectively, the “Post-Inception Date Assessments”). In addition, within forty-five (45) Business Days after the last day of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the Parties), the Administrator shall submit to the Ceding Company a written statement of accounting in a form and containing such information to be agreed upon by the Parties hereto (each, a “Quarterly Premium Tax Accounting”, and together with the Quarterly Assessment Accountings, the “Quarterly Accountings”) setting forth the estimated premium taxes due with respect to the Reinsured Policies as a result of premiums collected during such quarter. Concurrent with the delivery of each Quarterly Premium Tax Accounting, the Administrator shall remit to the Ceding Company the amount set forth on such Quarterly Premium Tax Accounting with respect to such estimated premium taxes due and the amount set forth in such Quarterly Assessment Accounting with respect to the Post-Inception Date Assessments.

(b)Adjustments Regarding Quarterly Assessment Accountings. In the event that subsequent data or calculations require revision of any of the Quarterly Assessment Accountings, the required revision and appropriate payments thereunder shall be made within twenty (20) Business Days after the Parties hereto mutually agree as to the appropriate revision.

(c)Annual Adjustment. The Ceding Company shall prepare and file any premium tax returns with taxing authorities. The Ceding Company shall pay or provide to the Administrator the benefit of any Post-Inception Date Assessments that have been applied to reduce the Ceding Company’s premium tax liability (“Premium Tax Credits”). The Ceding Company shall provide to the Administrator by April 15 of each year a statement of the amount (the “Annual Adjustment”) of (i) premium taxes paid with respect to premiums collected during the prior calendar year (to the extent such premium taxes constituted Reinsured Risks), less
(ii)estimated premium taxes paid by the Administrator to the Ceding Company with respect to such premiums under the provisions of Section 6.5(a), less (iii) Premium Tax Credits for the prior calendar year. On or before May 31 of each year the Administrator shall pay to the Ceding Company the Annual Adjustment, if a positive amount, and the Ceding Company shall pay or credit to the Administrator the absolute value of the Annual Adjustment, if a negative amount.

ARTICLE VII
INABILITY TO PERFORM SERVICES

Section 7.1 Inability to Perform Services. In the event that the Administrator is unable to perform all or a portion of the Services for any reason for a period that could reasonably be expected to exceed [REDACTED], the Administrator shall promptly provide written notice to the Ceding Company of its inability to perform the applicable Services and shall cooperate with the Ceding Company in obtaining an alternative means of providing such Services. The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services. Notwithstanding anything to the contrary in this Agreement, if the Administrator is unable to perform all or a portion of the Services due to an act, error or omission of the Ceding Company, including any failure by the Ceding Company or its Representatives to perform any obligation of the Ceding Company hereunder or under the Transitional Services Agreement, such inability to perform all or a portion of the Services shall

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not be a breach of this Agreement and the Administrator shall have no liability under this Agreement with respect to such nonperformance. The requirements of this Section 7.1 shall be in addition to the rights set forth in Section 9.2 and the obligations set forth in Article XI, and nothing herein shall relieve the Administrator from its obligation to implement the Administrator disaster recovery plans in order to resume the Services.

Section 7.2 Errors. The Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from the Ceding Company or any other Person or upon discovery thereof by the Administrator.

ARTICLE VIII COMPLAINTS AND LEGAL ACTIONS

Section 8.1 Regulatory Complaints. With respect to any matter relating to the Administered Business, the Administrator shall:

(a)promptly notify the Ceding Company in writing of any examinations or Actions initiated by a Governmental Entity and, at the Ceding Company’s request, provide to the Ceding Company a report consistent with the Administrator’s ordinary course reporting summarizing the nature of any such examination or Action by a Governmental Entity, the alleged actions or omissions giving rise to such examination or Action and copies of any files or other documents that the Ceding Company may reasonably request in connection with its review of such matters, other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege (it being understood that the Administrator shall use reasonable best efforts to enable such files, documents or other information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract, including by entering into a customary joint defense agreement or common interest agreement);

(b)prepare, with a copy to the Ceding Company, a response within the Governmental Entity’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that the Administrator shall provide its proposed response to the Ceding Company for the Ceding Company’s review prior to submitting such proposed response to such Governmental Entity, shall take into account any recommendations of the Ceding Company that are provided to the Administrator in a timely manner with respect to such matters, and shall not unreasonably reject such recommendations; and

(c)except as set forth in Section 8.1(a) and Section 8.2, supervise and control the defense and/or settlement of all examinations and Actions initiated by any Governmental Entity at its own cost and expense (except as set forth in the Master Transaction Agreement or Reinsurance Agreement), and in the name of the Ceding Company when necessary.

Section 8.2    Defense of Regulatory Complaints. Notwithstanding anything in this Agreement to the contrary, the Ceding Company, upon written notice to the Administrator,

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shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Entity that, if successful, would reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Ceding Company or any of its Affiliates, or that relates to any premium taxes or any tax returns filed in connection with such Premium Taxes; provided, that the Ceding Company shall provide to the Administrator a copy of any proposed response to a Governmental Entity for the Administrator’s review prior to submitting such proposed response to such Governmental Entity, shall take into account the recommendations of the Administrator that are provided to the Ceding Company in a timely fashion with respect to such matters, and shall not unreasonably reject such recommendations; provided, further, that if the Ceding Company assumes control over the resolution of any examination or Action, the Ceding Company shall be responsible for all costs and expenses associated with such examination or Action and any increased liability of the Administrator under the Reinsurance Agreement resulting from the Ceding Company’s control thereof. The Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense or settlement assumed by the Ceding Company. Notwithstanding the foregoing, the Ceding Company shall not settle or compromise any such Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (y) the sole relief provided is monetary damages that are paid in full by the Ceding Company and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates who are a party to the Action and (z) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or its Affiliates or the conduct of business by the Administrator and its Affiliates.

Section 8.3    Other Actions. With respect to any Actions by any Person other than a Governmental Entity relating to the Administered Business, the Administrator shall:

(a)notify the Ceding Company promptly, and in no event more than five (5) Business Days after receipt of notice thereof, of any such Action that is instituted or threatened in writing (other than routine customer complaints);

(b)subject to Section 8.5 and Section 8.6, supervise and control the investigation, contest, defense and/or settlement of all such Actions relating to the Administered Business at its own cost and expense (except as set forth in the Master Transaction Agreement or Reinsurance Agreement), and in the name of the Ceding Company when necessary; provided, that the Administrator shall provide the Ceding Company with sufficient opportunity to comment on its handling of any Action; and

(c)keep the Ceding Company reasonably informed of the progress of all such Actions relating to the Administered Business and, at the Ceding Company’s request, provide to the Ceding Company reports in a form consistent with the Administrator’s ordinary course reporting summarizing the nature of any such Action, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that the Ceding Company may reasonably request in its review of such matters.

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Section 8.4 Notice to Administrator. After the date hereof, the Ceding Company shall notify the Administrator promptly, but in no event later than five (5) Business Days, following its receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business with respect to which the Ceding Company is named as a party, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

Section 8.5 Participation. Notwithstanding anything in this Agreement to the contrary, the Ceding Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by any Governmental Entity, which are the subject of Section 8.1 and Section 8.2) relating to the Administered Business with respect to which the Ceding Company is a named party to the extent that such Action, if successful, could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Administrator or any of its Affiliates without waiving any right to indemnification or payment that it might have under the terms of the Master Transaction Agreement, the Reinsurance Agreement or this Agreement. The Administrator and the Ceding Company shall use reasonable best efforts to cooperate with each other with respect to the administration of any such Action. The Administrator shall not settle or compromise any Action without the Ceding Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Ceding Company or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to, the Ceding Company and its Affiliates, (c) the settlement does not encumber any of the assets of the Ceding Company or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Ceding Company or its Affiliates or the conduct of business by the Ceding Company and its Affiliates; and (d) such Action neither is certified, nor seeks certification, as a class action.

Section 8.6 Defense of Actions. Notwithstanding anything to the contrary in this Article VII, the Ceding Company, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by any Governmental Entity, which are the subject of Section 8.1 and Section 8.2) (a) that seeks an injunction or other equitable relief against the Ceding Company or any of its Affiliates; (b) that has been certified, or seeks certification, as a class action; or (c) that, if successful, would reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Ceding Company or any of its Affiliates; provided, that (x) the Ceding Company shall be solely responsible for all costs and expenses incurred by it in connection with the resolution of such Action and any increased liability of the Administrator under the Reinsurance Agreement resulting from the Ceding Company’s control; (y) the Administrator shall have the right to engage its own separate legal representation, at its own expense, and to participate in, but not control, the defense of any such Action; and (z) the Ceding Company shall keep the Administrator reasonably informed of the progress of such Action relating to the Administered Business. The Ceding Company shall not settle or compromise any such Action without the Administrator’s prior written consent (such consent not to be

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unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Ceding Company and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates, (c) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or its Affiliates or the conduct of business by the Administrator and its Affiliates; and (d) such Action neither is certified, nor seeks certification, as a class action.

Section 8.7 Cooperation. Each Party hereto shall use reasonable best efforts to cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VIII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges. Notwithstanding anything to the contrary contained in this Agreement, neither the Ceding Company nor the Administrator shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

ARTICLE IX DURATION; TERMINATION

Section 9.1 Duration. This Agreement shall become effective as of the Effective Time and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 9.2.

Section 9.2    Termination.

(a)This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b)This Agreement is subject to immediate termination in its entirety, at the option of the Ceding Company, upon written notice to the Administrator, in the event of material breach by the Administrator of the terms of this Agreement that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Ceding Company or its Affiliates, and such failure is not cured within [REDACTED] after written notice by the Ceding Company of such failure; provided, however, that the Administrator shall not be deemed to be in material breach of this Agreement to the extent the performance by the Administrator of its obligations hereunder is reasonably dependent upon the performance by the Ceding Company or its Affiliates of their obligations under the Transaction Agreements that have not been performed; provided, further, if such material breach is not curable within such [REDACTED] period, the Ceding Company may not terminate the Administrator’s performance of the Services if the Administrator has, within such [REDACTED] period, provided the Ceding Company with a detailed, written description of the Administrator’s

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good faith plan to cure such breach; provided, further, if such breach is not cured within [REDACTED] following the Administrator's delivery to the Ceding Company of such plan or such longer period as the Ceding Company may consent to, the Ceding Company may terminate the Administrator’s performance of the Services.

(c)This Agreement shall automatically terminate in its entirety in the event of the termination of the Reinsurance Agreement.
(d)Upon termination of this Agreement pursuant to this Section 9.2, the Administrator shall cooperate fully in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or, where required by applicable Law, copies thereof) to the Ceding Company or the Ceding Company’s designee, such that the Ceding Company or its designee shall be able to perform the applicable Services without interruption following termination of this Agreement.

Section 9.3 Survival. Notwithstanding the other provisions of this Article IX, Article I, Article X, Article XII and Article XVI shall remain in full force and effect after the termination of this Agreement.

ARTICLE X
PERSONAL INFORMATION; PRIVACY AND DATA SECURITY

Section 10.1 Personal Information. The Administrator shall, and shall cause its Affiliates and its and their respective Representatives to, collect, use, disclose, store and process Personal Information with respect to the Administered Business in compliance with the terms of the Reinsured Policies, applicable Law and any information security policies adopted by the Administrator in connection with the administration of insurance policies issued by the Administrator for the Administrator’s own business.

Section 10.2 Privacy and Data Security. In providing the Services hereunder, and in connection with maintaining, administering, handling and transferring the data of the policyholders under the Reinsured Policies, the Administrator shall comply with all privacy, confidentiality and data security obligations applicable to the Reinsured Policies pursuant to applicable Laws and the provisions of written privacy policies attached hereto as Schedule 10.2 in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders; provided, that in the event of changes under applicable Law that would permit or require changes to the policies set forth in Schedule 10.2, the Parties shall cooperate in good faith to determine if such changes under applicable Law should impact the privacy policies applicable to the Reinsured Policies and, if agreed, shall update Schedule 10.2 to reflect such changes. The Administrator shall promptly report to the Ceding Company any material data breach of which the Administrator becomes aware.

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ARTICLE XI DISASTER RECOVERY

Section 11.1    Disaster Recovery.

(a)For as long as Services are provided hereunder, at no cost to the Ceding Company, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to disaster recovery plans with respect to the Administered Business that are no less favorable to the Administered Business than those used by the Administrator in connection with the administration of insurance policies issued by the Administrator for the Administrator’s own business. As part of the Services, the Administrator shall implement such disaster recovery plans for the continuation of the Services, including recovery of any Personal Information and the Administrator’s operating environment and telecommunications infrastructure as necessary to provide the Services with no or minimal interruption or material degradation of service quality.

(b)In the event of a business interruption, the Administrator shall promptly implement such disaster recovery plans, as appropriate.

ARTICLE XII INDEMNIFICATION

Section 12.1 Indemnification by the Ceding Company. The Ceding Company shall indemnify, defend and hold harmless the Administrator and its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by or imposed upon the Administrator Indemnified Parties to the extent resulting from, arising out of or relating to
(a) any breach or nonfulfillment by the Ceding Company of, or any failure by the Ceding Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement and (b) any successful enforcement of this indemnity; provided, in each case, that the Ceding Company shall have no obligation to indemnify pursuant to this Section 12.1 to the extent such Losses resulted from (x) a breach by the Administrator of its covenants and agreements contained in this Agreement, or (y) the failure, either intentional or unintentional, of the Administrator or any of its Affiliates or Representatives to properly perform the services or take the actions required by it or them under the Transitional Services Agreement.

Section 12.2 Indemnification by the Administrator. The Administrator shall indemnify, defend and hold harmless the Ceding Company and its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by or imposed upon the Ceding Company Indemnified Parties to the extent resulting from, arising out of or relating to (a) any breach or nonfulfillment by the Administrator of, or any failure by the Administrator to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, (b) any violations of applicable Law by the Administrator or its Affiliates, (c) any gross negligence, willful misconduct, fraud, theft or embezzlement by directors, officers, employees or agents of the Administrator or its Subcontractors during the term of this Agreement; (d) any obligation of the Administrator to indemnify the Ceding Company as provided under Section 4.9 and (e) any successful enforcement of this indemnity;

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provided, in each case, that the Administrator shall have no obligation to indemnify pursuant to this Section 12.2 to the extent such Losses resulted from (x) a breach by the Ceding Company of its covenants and agreements contained in this Agreement, or (y) the failure, either intentional or unintentional, of the Ceding Company or any of its Affiliates or Representatives to properly perform the services or take the actions required by it or them under the Transitional Services Agreement.

Section 12.3 No Duplication; Exclusive Remedy. Any Liability for indemnification hereunder or under any Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss.

Section 12.4 Limitation on Set-off. Neither the Administrator nor the Ceding Company shall have any right to set off any unresolved indemnification claim pursuant to this Article XII against any payment due pursuant to any Transaction Agreement.

Section 12.5 Relationship with Reinsurance Agreement. Nothing contained in this Article XII is intended to supersede any provision of the Reinsurance Agreement.

ARTICLE XIII COOPERATION

Section 13.1 Cooperation. The Parties hereto shall use reasonable best efforts to cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement; provided, that except to the extent such expenses are addressed or covered under any Transaction Agreement, the Administrator shall reimburse the Ceding Company for any reasonable out-of- pocket costs and expenses incurred by the Ceding Company in connection with such efforts. In accordance with the foregoing and at the Administrator’s sole cost and expense, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.

ARTICLE XIV TRADEMARK LICENSE

Section 14.1 Agreements Regarding Use of the Seller Marks. The Administrator and the Ceding Company have entered into the Trademark and Other Intellectual Property Licensing Agreement regarding the names and marks listed on Schedule II hereto in connection with the Reinsured Policies (collectively, the “Seller Marks”). The Administrator agrees that it will use the Seller Marks as the Ceding Company used them prior to the date hereof and only in accordance with the Trademark and Other Intellectual Property Licensing Agreement.

ARTICLE XV INSURANCE COVERAGE

Section 15.1    Insurance. The Administrator shall, at its sole cost and expense, obtain from an insurance company or companies and maintain in force at all times during the

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performance of the Services, the insurance coverages set forth in Schedule III. The insurance companies selected by the Administrator shall have a Best’s Financial Performance Rating of A- or higher and a Financial Size Category of VIII or higher, unless otherwise approved in writing by the Ceding Company.

ARTICLE XVI MISCELLANEOUS PROVISIONS

Section 16.1 Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.1):

(a)To the Ceding Company: The Prudential Insurance Company of America 751 Broad Street
Newark, New Jersey 07102
Attention: E-mail:

[REDACTED] [REDACTED]

With a copy (which shall not constitute notice to):

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022
Attention: Email:

[REDACTED] [REDACTED]
(b)To the Administrator:    Great-West Life & Annuity Insurance Company
8525 East Orchard Road
Greenwood Village, Colorado 80111
Attention: Email:

[REDACTED] [REDACTED]

With a copy (which shall not constitute notice to):

Eversheds Sutherland (US) LLP
1114 Avenue of the Americas, 40th Floor New York, New York 10036
Attention: Email:

[REDACTED] [REDACTED]

Section 16.2    Entire Agreement.    This Agreement (including all Exhibits and Schedules hereto), the Transaction Agreements, the Transitional Services Agreement and the

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other documents delivered pursuant hereto and thereto, constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the Parties.

Section 16.3 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Ceding Company and the Administrator shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the Administrator or the Ceding Company, respectively, of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 16.5 having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 16.3, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (b) nothing contained in this Section 16.3 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 16.3 before exercising any other right under this Agreement.

Section 16.4 No Third-Party Beneficiaries. Except as provided in Article XII with respect to the Ceding Company Indemnified Parties and the Administrator Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.5    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each Party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Administrator hereby designates the individual listed in Section 16.1(b) to whom notice may be given on behalf of the Administrator as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding

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instituted by or on behalf of the Ceding Company. The Ceding Company hereby designates the individual listed in Section 16.1(a) to whom notice may be given on behalf of the Ceding Company as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Administrator. In the event either Party decides to change its designation of agent, it shall provide written notice to the other Party. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND
(B)ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.6.

Section 16.6 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 16.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned, delegated, sublicensed or transferred by either Party, in whole or in part, to any other Person (including any bankruptcy trustee), without the prior written consent of the other Party; provided that the Administrator may, upon written notice to but without the consent of the Administrator, assign, delegate, sublicense or transfer any or all of its rights or obligations hereunder to any of its Affiliates controlled by the Administrator; provided, further, that no such action shall relieve it of its obligations hereunder. Any attempted

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assignment in violation of this Section 16.7 shall be void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the Parties.

Section 16.8 Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the Parties, or, in the case of a waiver, by the Party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by the Parties. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 16.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of this Agreement, such delivery by facsimile or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.

Section 16.10 Relationship. The Ceding Company and the Administrator are and shall remain independent contractors and not employees or agents of the other Party. Except as expressly granted in this Agreement or otherwise by the other Party in writing or as may be required by applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. Each Party shall be solely responsible for the payment of all salary and benefits and all income taxes, social security taxes, unemployment compensation, workers’ compensation taxes, other employment taxes or withholdings and premiums and remittances with respect to its employees involved in the provision of the Services.

Section 16.11 Treatment of Confidential Information. Except as otherwise contemplated by this Agreement or any Transaction Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement and the other Transaction Agreements, the Ceding Company will keep confidential and will not use or disclose, and will take all reasonable steps to ensure its Representatives do not use or disclose, the Administrator’s Confidential Information, and the Administrator will keep confidential and will not use or disclose, and will take all reasonable steps to ensure its Representatives do not use or disclose, the Ceding Company’s Confidential Information, and the Parties will each keep confidential and will not use or disclose terms and conditions of this Agreement, including the Exhibits and Schedules hereto, in each case, except (a) to the disclosing Party’s Representatives, auditors or ratings agencies; provided, that such Representatives, auditors or ratings agencies are

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made aware of the provisions of this Section 16.11, (b) to the extent that the information has been made public by or on behalf of, or with the prior consent of, the non-disclosing Party, (c) if required in connection with any report required to be filed or submitted with any Governmental Entity, (d) as may be required to be disclosed in the financial statements of such Party or any of its Affiliates, (e) as may be required in connection with any dispute resolution proceeding between the Parties in respect hereof; (f) if the information is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (g) if the information is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party. The Administrator agrees to hold all personal information about proposed, current, and former Policyholders, applicants and beneficiaries of the Reinsured Policies in confidence in accordance with applicable Law and the Administrator’s privacy policy or policies and shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of such information which are no less rigorous than those maintained by the Administrator for its own information of a similar nature.

Section 16.12 No Additional Rights, Remedies or Obligations. Nothing in this Agreement shall alter the rights, remedies or obligations of the parties pursuant to the Master Transaction Agreement or the Reinsurance Agreement, including the indemnity rights and obligations of the Parties and their Affiliates thereunder. In the event of any conflict between the terms of this Agreement and the Reinsurance Agreement, the terms of the Reinsurance Agreement shall control.

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DocuSign Envelope ID: 3E0A5ADB-E129-4CC5-8E3A-223ABC039C67

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By [REDACTED]
Name: [REDACTED]
Title: Senior Vice President

[Signature Page to PICA FSS Administrative Services Agreement]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: [REDACTED]
Name: [REDACTED]
Title: Executive Vice President and Chief Financial Officer

[Signature Page to PICA FSS Administrative Services Agreement]

SCHEDULE I

Services

The Services shall include the following:

(a)preparing and mailing all necessary, required or appropriate statements, notices, reports and communications to Policyholders, including any required disclosure materials (including prospectuses), transaction confirmations and policyholder statements and policy certificates under the Reinsured Policies;

(b)billing, collecting and processing Additional Consideration and other amounts due under or in connection with the Reinsured Policies and processing and paying any return Additional Consideration due under the Reinsured Policies, including any commissions to Producers, and managing any related agent balances;

(c)following the establishment of Bank Accounts pursuant to Section 6.3 of the Agreement, cash management and treasury services related to the Reinsured Policies and the Policy Liabilities; provided, however, in all circumstances where a Ceding Company bank account is used, or a bank account owned by the Administrator or an affiliate of the Administrator sweeps to a Ceding Company bank account, the Administrator shall distribute the Ceding Company’s “float” disclosure in accordance with the Ceding Company’s standard procedures and in all cases in accordance with applicable Law, including, but not limited to Department of Labor Field Assistance Bulletin 2002-3 and section 408(b)(2) of the Employee Retirement Income Security Act of 1974, as amended, and other applicable guidance from Governmental Entities;

(d)providing usual and customary services for Policyholders, including customer service, call centers, processing reinstatements, cancellations, policy lapses, expiries, non-forfeiture options, loans, surrenders, systematic payouts, minimum required distributions, or other changes provided for under the Reinsured Policies and calculations relating thereto, and processing any policy or certificate changes requested by Policyholders of the Reinsured Policies, including name changes and address changes;

(e)processing all necessary Policyholder notifications and collections in connection with the Reinsured Policies;

(f)providing all information necessary for calculating all premium taxes, escheat and unclaimed property liabilities and assessments due in respect of the Reinsured Policies to make payment to the appropriate Governmental Entity or guaranty association and furnishing the Ceding Company with all information necessary for the Ceding Company to make such payments and comply with all related filing and reporting requirements;

(g)preparing and distributing on behalf of the Ceding Company all required tax forms required to be distributed in connection with the Reinsured Policies, including IRS Forms 1099;
(h)subject to Article VIII, handling all regulatory compliance matters

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in connection with the Administered Business and the Services;

(i)answering all inquiries relating to the Administered Business and any other Services;

(j)subject to Section 4.7, making any necessary form and rate filings with Governmental Entities in connection with changes in the rates and forms for the Reinsured Policies;

(k)providing all data relating to the Administered Business requested by the Ceding Company that is reasonably necessary for inclusion in the Ceding Company’s accounting, financial and regulatory reports, including filings with state insurance departments and any other necessary filings relating to the Reinsured Policies and the Separate Accounts;

(l)monitoring compliance obligations and administration of compliance with applicable regulatory and licensing requirements relating to the Administered Business and providing any information necessary for preparing and maintaining required licenses and permits and complying with all related regulatory requirements;

(m)receiving, administering, processing, investigating and evaluating claims and surrender, withdrawal and disbursement requests filed by or on behalf of Policyholders and either (i) promptly paying such claims or surrender, withdrawal or disbursement requests in accordance with the terms and conditions of the Reinsured Policies and applicable Law or (ii) proposing to deny or denying, in accordance with the terms and conditions of the Reinsured Policies and applicable Law, such claims or surrender, withdrawal or disbursement requests in whole or in part and communicating the reason for denial to the claimant;

(n)remitting all information necessary for the Ceding Company to prepare and file all required escheat filings with respect to the Reinsured Policies;

(o)subject to Article VIII, defending any Action relating to, arising under, or in connection with the Administered Business or any other Services;

(p)providing the following services related to the Separate Accounts on behalf of the Ceding Company and any additional Services reasonably requested by the Ceding Company with respect to the Separate Accounts: (i) maintaining copies of each Separate Account’s governing documents; provided that the Ceding Company shall provide to the Administrator current copies of such documents; (ii) performing all accounting services with respect to the Separate Accounts as may be reasonably requested by the Ceding Company from time to time or as required by Applicable Law; and (iii) providing, periodically or upon request by the Ceding Company, information requested by Ceding Company in connection with oversight of Separate Accounts;

(q)performing monthly reconciliations of suspense and withholding accounts and providing documentation of these reconciliations to the Ceding Company;

(r)receiving, logging and responding to complaints in respect of the

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Reinsured Policies;

(s)ensuring    that    all    Reinsured    Policies    are    maintained    and
administered in conformity with applicable Law including, but not limited to rule 38a-1 under the Investment Company Act of 1940, in accordance with the procedures set forth in the addendum hereto;

(t)providing legal and compliance oversight in respect to the sale, issuance and administration of the Reinsured Policies as required under applicable Law;

(u)promptly notifying the Ceding Company of any complaint that threatens legal action against the Ceding Company and forwarding to the Ceding Company all written complaints within seventy-two (72) hours after receipt thereof, if reasonably practicable, but in no instance longer than ten (10) Business Days after receipt thereof, as well as copies of all pertinent files and correspondence relating thereto;

(v)providing any standard supplies needed for the administration of the Administered Business; provided, that the Ceding Company shall supply, at the Administrator’s expense, such the Ceding Company forms, letterhead, stationery and other similar materials as are reasonably necessary for the Administrator’s administration and support of the Administered Business, which materials shall strictly be used in accordance with the Ceding Company’s instructions;

(w)in accordance with Section 4.12 of the Agreement, consulting with the Ceding Company in determining whether to consent to requests by owners, policyholders or beneficiaries under any Synthetic GIC Wrap to modify the investment policy for the investment assets subject to such Synthetic GIC Wrap. Without limiting the foregoing, consulting with the Ceding Company to evaluate other requests by owners, policyholders, or beneficiaries under any Synthetic GIC Wrap, provided that the Ceding Company shall act reasonably, in good faith and on timely basis in connection with such consultation and the Administrator shall have the final decision in any such matters;

(x)in connection with Reinsured Policies that are contracts for which a third party recordkeeper conducts the recordkeeping, accepting the delegation for the performance of all administrative functions and obligations originally to be performed by the Ceding Company with respect to the Reinsured Policies as documented in the relevant Contract between the Ceding Company and each such third party recordkeeper;

(y)obtaining signatures from an authorized signatory of the Ceding Company for group annuity contracts, group annuity contract amendments, state filing certifications, and associated correspondence, in each case, solely to the extent it is a requirement of the underlying governing contract or applicable Law, and, following execution thereof, providing final copies of such documents to the Ceding Company;

(z)notwithstanding Section 4.7 or Section 4.11 of the Agreement or any other provision of the Agreement to the contrary, development of mutually acceptable procedures governing the maintenance of certain plans of operation for certain commingled insurance company separate accounts and for Synthetic GIC Wraps and other agreed-upon

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documents that support both Reinsured Policies and out-of-scope business retained by the Ceding Company;

(aa) providing to the Ceding Company such data or other information reasonably necessary for the Ceding Company to complete, in a timely manner and in compliance with any applicable deadlines communicated to the Administrator, certain regulatory filings or other filings to be made with Governmental Entities that are related to the Reinsured Policies that constitute Ceding Company Services;

(bb) continuing or undertaking that certain project related to analysis of extraterritorial filing requirements for certificates that has been communicated to the Administrator by the Ceding Company prior to the date of the Agreement;

(cc) without limiting the generality of Section 4.8 of the Agreement, the Administrator shall distribute any disclosure documents that are (i) required by Law, including, but not limited to, ERISA disclosures (e.g., disclosures required by ERISA section 408(b)(2), ERISA section 404(a), Form 5500, annual “Harris Trust-related” disclosures), or (ii) distributed in the normal course of business with respect to Reinsured Products, including but not limited to, product disclosure documents; and

(dd) performing the following services, duties and functions (the “Special Investigative Functions”) and, in the course of performing the Special Investigative Functions, comply with all applicable provisions of the Insurance Frauds Prevention Act and Article 2 of Title 10, Chapter 5, Subchapter 9 of the California Code of Regulations: (i) maintain and update corporate policies to provide processes to the personnel and contractors of the Administrator regarding allegations of possible insurance fraud, theft or embezzlement directed against the Ceding Company by employees, agents, brokers, insureds, annuitants, service providers and other individuals or entities, (ii) conduct ongoing monitoring of business operations for evidence of fraudulent activity, (iii) investigate identified internal fraudulent activity, including embezzlement and internal theft, (iv) report incidents of internal fraud, embezzlement and theft to law enforcement authorities promptly when necessary, (v) promptly report all suspected insurance fraud to the Ceding Company and cooperate with the Ceding Company in any Ceding Company investigation of such suspected insurance fraud,
(vi) investigate each credible referral of suspected insurance fraud and reporting to the state insurance fraud division or unit within the time frame prescribed by law and to law enforcement as appropriate, (vii) provide anti-fraud training to all newly hired integral fraud personnel within
90 days of commencing assigned duties and continuing anti-fraud training of all special investigative unit and integral anti-fraud personnel and (viii) maintain appropriate records of all reported fraudulent activity in accordance with applicable laws and regulation.

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I.Services

ADDENDUM TO SCHEDULE I

Registered Separate Account Compliance Services

1.Filing Services.

Without limiting the provisions of the Agreement, the Administrator shall perform the following in conjunction with the registered separate accounts listed on Schedule A to this Addendum to Schedule I (each, a “Registered Separate Account” and, collectively, the “Registered Separate Accounts”):

(a)The Administrator shall prepare the following filings on the applicable
U.S. Securities and Exchange Commission (“SEC”) forms for the Ceding Company and the Registered Separate Accounts, collectively referred to as “SEC Filings”:

(i)Form N-CEN;

(ii)Form 24F-2;

(iii)Form N-30B-2;

(iv)Any post-effective amendment to a registration statement pursuant to Rule 485 of the Securities Act of 1933, or supplement thereto.

(b)The Administrator will consult with the Ceding Company as necessary to determine if any static information related to any SEC Filing will be carried over from the prior year’s filing. The Administrator will provide any dynamic information for the current filing period as required by the applicable SEC Filing each year.

(c)With respect to filings identified in Items 1(a)(i)-(iii) above, the Administrator will be responsible for completing and filing final drafts of each SEC Filing. Subject to clause (e) below, the Administrator shall provide substantially final drafts of each SEC Filing, along with a compliance certification with respect to such SEC Filing drafts in a form reasonably acceptable to the Ceding Company, reasonably in advance of such filing and obtain the Ceding Company’s approval thereof, such approval not to be unreasonably withheld, conditioned or delayed.

(d)With respect to filings identified in Item 1(a)(iv) above, the Administrator will prepare signature-ready drafts of the SEC Filings, including registration statements, and obtain the Ceding Company’s approval thereof, such approval not to be unreasonably withheld, conditioned or delayed.

(e)The Ceding Company acknowledges and agrees that it must provide the Administrator with any information legally required for the SEC Filings in a timely manner when such information is requested by the Administrator to complete a filing, including without limitation audited financial statements for the Ceding Company and the

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Separate Accounts or information derived therefrom, and the Ceding Company shall provide such information to the Administrator in a timely manner to allow for preparation of the SEC Filings by the Administrator in accordance with the terms hereof. The parties agree to establish policies and procedures for each SEC Filing, including establishing a specified timeline for (i) the information requested by the Administrator in advance of each individual filing or in connection with each request, and (ii) the Ceding Company’s review of and response to the substantially final drafts of the SEC Filings, whether such filings occur on an annual or intermittent basis.

(f)The Ceding Company and Administrator acknowledge that:

(i)The SEC Filings described in Item 1(a)(i)-(iii) above shall be signed by the Administrator on the Ceding Company’s behalf, as the administrator of the Registered Separate Accounts, pursuant to the power of attorney set forth in Section 2.4 of the Agreement; and

(ii)As part of the Ceding Company Services, the Ceding Company is responsible for signing the SEC Filings described in Item 1(a)(iv) above, in accordance with the applicable signature requirements set forth under the Securities Act of 1933, as amended, and the Investment company Act of 1940, as amended.

(g)Each party agrees to inform the other immediately if it becomes aware of any material omission or misrepresentation in any SEC Filing.

(h)The Administrator agrees to maintain the EDGAR Access codes (Class Name, Class ID, Password, CCC, PMAC, Passphrase) and any other EDGAR filing code required now or in the future, including updating the EDGAR Password annually which is required to make SEC Filings each year.

2.Distribution of Compliance Materials.

(a)Prospectus and Separate Account Report Delivery. The Administrator shall be responsible for producing, and/or sending, in either paper or electronic form, the respective variable Reinsured Policy prospectuses, the underlying Fund prospectuses, applicable supplements thereto, as well as annual and semi-annual Fund reports (the “Disclosure Materials”). The Administrator may retain the services of a third-party vendor to handle such delivery. The Administrator shall bear the costs of sending, in either paper or electronic form, such Disclosure Materials.

(b)Proxies. The Administrator shall distribute proxy materials on behalf of Separate Accounts and/or underlying Funds and shall tally proxy votes related to holdings by the Plans; provided that the Administrator shall have to such obligation with respect to Form N-3 until the UIT conversions are complete by PGIM pursuant to the Transitional Service Agreement. The Administrator may retain the services of a third- party vendor to handle proxy solicitations and vote tabulation for each variable Reinsured Policy Separate Account.

(c)Confirmation Preparation and Distribution. To the extent confirmation of

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a particular transaction is required by federal securities laws, the Administrator shall generate a written confirmation, either immediate or quarterly as the parties agree, for such purchase, redemption, or exchange transaction for Separate Account transactions processed through the Administrator. Such confirmation shall be distributed to Plan participants in written or electronic format.

(d)SEC Regulation S-P. In accordance with Section 10.1, the Administrator shall collect, use, disclose, store and process Personal Information in compliance with applicable Law, including SEC Regulation S-P.

(e)Securities Law Compliance Information. Each party agrees to furnish, upon written request by the other party, such information, certifications, sub- certifications, and documentation as the other party or any of its affiliates determines is reasonably necessary or appropriate for the other party or such affiliate(s) to comply with applicable laws and regulations including, without limitation, the Sarbanes-Oxley Act of 2002 and rules and regulations adopted thereunder. Additionally, the Administrator agrees to provide, one time per year, such reasonable amounts of information, certification, sub-certifications, and documentation to enable the Ceding Company and its Separate Accounts to satisfy their legal or regulatory obligations under Rule 38a-l under the Investment Company Act of 1940, as they relate to the services provided hereunder by the Administrator.

(f)Market Timing.

(i)The Administrator shall monitor, and where appropriate restrict, the frequency of transactions in the Separate Accounts executed by participants in the Plans by utilizing the Administrator’s market timing policies and procedures. The Ceding Company represents that it has received and reviewed the document entitled “Excessive Trading Policy.” The Administrator shall monitor, and where appropriate restrict, participant transactions in the Registered Separate Accounts in accordance with such policy. Each party acknowledges that the Excessive Trading Policy may be amended from time to time.

(ii)The Ceding Company agrees to enter into and the Administrator agrees to negotiate and prepare any shareholder information agreement as required by Rule 22c- 2(a)(2) of the Investment Company Act of 1940 to allow the Administrator to comply with the Ceding Company’s obligations to underlying Funds and /or underlying mutual funds’ investment advisors in the event no such agreement exists or a new underlying fund is added to the platform.

3.Regulatory Oversight.

(a)Rule 38a-1 Separate Account Compliance Program. During the applicable term of the Transitional Services Agreement, the Administrator will perform services with respect to Registered Separate Accounts in accordance with the Ceding Company’s Rule 38a-1 Compliance Program. Following the applicable term of the Transitional Services Agreement, the Administrator will perform services with respect to

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Registered Separate Accounts in accordance with its Rule 38a-1 Compliance Program. The Administrator agrees to give the Ceding Company reasonable and advance notice of any material changes to the Rule 38a-1 Separate Account Compliance Program.

The Administrator expressly acknowledges that it is a service provider with respect to Rule 38a-1 under the Investment Company Act of 1940, as amended. As such, the Administrator agrees to the following:

(i)To allow the Ceding Company, or its representative, to perform an on-site or a remote inspection not more than annually in accordance with Section 6.2(b);

(ii)To allow the Ceding Company to perform an inspection of the Administrator’s records related to the services performed by the Administrator under this Addendum to Schedule I in accordance with Section 6.2(b);

(iii)To provide the Ceding Company an annual certification to the policies and procedures described by the Rule 38a-1 Compliance Program applied to the Registered Separate accounts as described in Schedule B to this Addendum to Schedule I;

(iv)To inform the Ceding Company as promptly as practicable if the Administrator becomes aware that there is a violation of federal securities laws with respect to the Ceding Company’s insurance products or Registered Separate Accounts serviced under this Addendum to Schedule I;

(v)To take reasonable direction from the Ceding Company with respect to the remediation of such violations, and to work in good faith with the Ceding Company to mutually agree on a solution to remediate any such violation.

(b)Audits of the Administrator. SSAE no. 18 audits are conducted annually by an independent public accounting firm according to standard auditing practices and assesses the adequacy and effectiveness of the Administrator’s controls in support of the services described in this Addendum to Schedule I. The Administrator shall make such reports available to the Ceding Company upon request with thirty (30) days’ advance notice.

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SCHEDULE A TO ADDENDUM TO SCHEDULE I

Registered Separate Accounts

Medley Group Annuity Product:

Form Type	#33 Act No.	Separate Account Name	#40 Act No.	Separate Account Construct
Form N-4	033-12362	VCA -24	811-05053	UIT
Form N-3	002-76580	VCA-10	811-03421	Managed Account
Form N-4	002-76581	VCA-11	811-03422	UIT

VCA-2 Group Annuity Product:

Form Type	#33 Act No.	Separate Account Name	#40 Act No.	Separate Account Construct
Form N-3	002-28316	VCA-2	811-01612	Managed Account

Discovery Group Annuity Products:

Form Type	Product Name	#33 Act No.	Separate Account Name	#40 Act No.	Separate Account Construct
Form	Discovery	333-95637	Prudential	811-09799	UIT
N-4	Premier Group		Discovery Premier
	Retirement		Group Variable
	Annuity		Contract Account
Form	Discovery	333-23271	Prudential	811-08091	UIT
N-4	Select Group		Discovery Select
	Retirement		Group Variable
	Annuity		Contract Account

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SCHEDULE B TO ADDENDUM TO SCHEDULE I

Rule 38a-1 Compliance Certification
Service Provider Certification
Pursuant to Rule 38a-1 of the Investment Company Act of 1940, [company name] (“Service Provider”), acknowledges that it is a “service provider” to [list accounts] (“Separate Accounts”). Service Provider attests that it has appointed a Chief Compliance Officer, if applicable, and adopted written policies and procedures reasonably designed to prevent, detect, and correct violations of applicable federal securities laws relevant to the Service Provider activities with respect to the Separate Accounts. The written policies and procedures explicitly address the matters identified below. If Service Provider’s Compliance Policies and Procedures do not cover a particular item or if the item is not relevant to the administrative services Service Provider provides to the Separate Account, please indicate and describe, in the next section, why the item is inapplicable.

Management of Compliance Policies and Procedures

1.Index, matrix, or inventory of compliance policies and procedures.

2.Policies and procedures for annual evaluation of the adequacy of Service Provider’s compliance policies and procedures and for assessing the effectiveness of their implementation.

3.Policies and procedures for notification to Prudential of changes to the compliance policies and procedures.

4.Description of roles, responsibilities, authority, and reporting procedures for the chief compliance officer and other compliance personnel.

5.Procedures for notifying clients of Material Compliance Matters (as defined in Rule 38a-1).

6.Procedures for ensuring that no officer or employee takes any action to coerce, manipulate, mislead or fraudulently influence the Prudential Chief Compliance Officer for the Separate Account in the performance of his or her duties in overseeing the operations of Service Provider.

Regulatory Filings

1. Policies and procedures that ensure required filings (including cover letters, advertisements, and sales literature) are made with the FINRA in accordance with FINRA rules.

Transactions, Claims, and Requests

1.Policies and procedures for handling incoming mails relating to the Certificates.

2.Policies and procedures for mail that is not processed on the date that it is received.

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3.Policies and procedures for mail received when the market is closed, for example, Columbus Day.

4.Policies and procedures that ensure all telephone, fax, e-mail and website orders relating to the Certificates are processed on a timely basis.

5.Policies and procedures that ensure all orders involving the purchase or redemption of accumulation units (including written, telephone, fax, e-mail, and website orders) will be priced at the unit value next computed after a completed purchase or redemption order is received, in compliance with Rule 22c-1 under the 1940 Act. Such purchase orders include premium payments, loan repayments, and transfers. Such redemption orders include the cancellation of the Certificates pursuant to “free-look” rights, transfers, loans, surrenders, partial withdrawals, death benefit payments, and refund of premium to maintain status as a non-modified endowment contract.

6.Policies and procedures that ensure the separation of certificate owner orders (including written, telephone, fax, e-mail, and website orders) received before the end of the valuation day from those orders that are received at or after the end of the valuation day.

7.Policies and procedures that entail the review of each new Certificate application for compliance with Certificate eligibility and underwriting standards, as well as policies and procedures governing rejection of Certificate applications and return of premium payments.

8.Policies and procedures governing internal and external Section 1035 exchanges and mutual fund rollovers.

9.Policies and procedures regarding underwriting, Certificate issuance, suspense account processing (relating to premiums held in the suspense account during the underwriting period), and backdating.

10.Policies and procedures concerning Certificate issuance and delivery following completion of the underwriting process.

11.Policies and procedures on the allocation of initial and additional premium payments and loan repayments (including, if applicable, the forced allocation of premium payments to and from the fixed account during the “free-look” period, payments made through automated clearinghouse funds (“ACH”), and payments made through electronic funds transfers (“EFT”)).

12.Policies and procedures that ensure redemption requests are calculated in accordance with the manner described in the prospectus and refunded in cash to the certificate owner within 7 calendar days of receipt of the request. Such redemption requests include the cancellation of the Certificate pursuant to “free- look” rights, loans, surrenders, partial withdrawals, death benefit payments, and refund of premium to maintain status as a non-modified endowment contract.

13.Policies and procedures governing market timing activities.

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14.Policies and procedures on death benefit processing

Financial Controls

1.Policies and procedures governing the handling and processing of checks and other payments received by Service Provider from certificate owners and from third parties relating to the Certificate, including not sufficient funds checks.

2.Policies and procedures monitoring gain/loss reports of “as of” pricing resulting from processing delays or errors in processing certificate owner orders.

Communications and Customer Service

1.Policies and procedures to review website postings to ensure compliance with federal securities laws and regulations.

2.Policies and procedures for processing all incoming customer correspondence and inquiries that ensure clerical and ministerial employees of Service Provider are eligible for exemption from broker-dealer registration.

3.Policies and procedures for training Service Provider employees.

4.Policies and procedures addressing the handling and processing of incoming correspondence from certificate owners (e.g., customer complaints), outgoing correspondence to certificate owners (e.g., lapse letters, loan letters, and death benefit letters), and changes in certificate owner addresses.

Reports to Certificate owners

1.Policies and procedures for providing communications (including the printing and mailing of Rule 10b-10 confirmations, participant enrollment kits, prospectus, supplements and SAI supplements) to certificate owners in accordance with SEC rules and regulations.

2.Policies and procedures for providing evidence of coverage to certificate owners.

Internal Controls

1.Policies and procedures governing the location of lost certificate owners and beneficiaries in accordance with state insurance and SEC rules.

2.Policies and procedures on anti-money laundering and terrorist and criminal activities that reasonably deter involvement and/or participation through the Variable Account in money laundering and terrorist financing schemes, including procedures to conduct Office of Foreign Assets Control (“OFAC”) checks in connection with the review of surrenders, partial withdrawals, additional premium payments, ACH and EFT payments, transfers, loans, loan proceeds, loan repayments, and Certificate changes, and procedures designed to respond to any positive “hits” from conducting the OFAC checks.

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3.Policies and procedures governing the fingerprinting of Service Provider employees who process certificate owner checks and orders.

Additional Legal Requirements

1.Policies and procedures that are reasonably designed to identify persons, who, if hired by Prudential, would be ineligible to serve as an employee, officer, or director of Prudential as a result of the operation of Section 9(a) of the 1940 Act.

2.Policies and procedures that ensure overall compliance with the terms and conditions of distribution and selling agreements.

3.Policies and procedures designed to respond to periodic requests from underlying funds for information pertaining to material irreconcilable conflicts, and in the event of a material irreconcilable conflict, to report the existence of the conflict to the funds as soon as practicable.

4.Policies and procedures that: (1) ensure compliance with Section 22(d) of the 1940 Act; (2) determine whether any special purchase program involving the Certificates require revised prospectus or SAI disclosure, and (3) ensure any special purchase or exchange programs described in the registration statement are made available in accordance with the terms disclosed in the registration statement and if applicable, SEC filing(s).

5.Policies and procedures for identifying affiliated persons and the maintenance of lists of affiliated persons.

Record Keeping

1.Policies and procedures that ensure appropriate records (including financial records) are maintained as required by the 1940 Act.

2.Procedures covering the creation and maintenance of records in electronic formats.

3.E-mail retention policies and procedures.

Other General Compliance Procedures

1.Privacy policies and procedures for maintaining confidentiality of client information, including data system controls.

2.Disaster recovery procedures and business continuity plans.

3.Disclosure controls and procedures.

4.Policies and procedures that ensure Service Provider is operating in compliance with conditions listed in Prudential’s exemptive orders and no-action letters regarding the Separate Account, and that address any situations where Service Provider will rely on other applicants’ no-action letters.

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Service Provider Certification

Please identify in the space below any policy or procedure that is not applicable to Service Provider as regards the Separate Account, and for which there is accordingly, no written procedure.

Management of Compliance Policies and Procedures

1.It is the responsibility of Prudential to report to the clients Material Compliance matters relating to the Separate Accounts.

2.Service Provider has a Chief Compliance Officer responsible for supervising the day-to-day operations of the Separate Accounts. For the avoidance of doubt, no employee of the Service Provider is or may claim to be the Chief Compliance Officer for any Separate Account. That function is the responsibility of Prudential.

Reports to Certificate owners
1.Upon request, Service Provider mails enrollment kits, prospectus and SAI supplements. Prudential performs all other services indicated.
Internal Controls
1.Service Provider has policies and procedures on anti-money laundering and terrorist and criminal activities; however loan repayments are performed by Prudential. Once certificates are inforce, Prudential performs monthly OFAC checks.
2.Registered representatives of Service Provider meet fingerprint requirements of FINRA.
Additional Legal Requirements
1.Not applicable for Service Provider.
2.Not applicable for Service Provider other than the responsibilities under the broker-dealer agreement – Prudential manages the funds.
3.Not applicable for Service Provider.

Certified by:

Service Provider Signature Received by:	Title	Date
PICA Signature	Title	Date

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